Exhibit 10.18

SOFTWARE RIGHTS

AGREEMENT

This SOFTWARE RIGHTS AGREEMENT (this “Agreement”) is entered into as of February 27, 2007 (the “Effective Date”), by and between Saflink Corporation, a Delaware corporation (“Saflink”), with its principal place of business at 12413 Willows Road NE, Suite 300, Kirkland, WA 98034-8766, and IdentiPHI, LLC, a Delaware limited liability company with its principal place of business at 13809 Research Blvd, Suite 275, Austin, TX 78750 (“IdentiPHI”).

The parties hereby agree as follows:

1.	Definitions.

“Affiliates” means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under common control with, such entity. For the purposes of this definition, an entity shall control another entity if the first entity: (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity; or (ii) has the ability to elect a majority of the directors of the other entity.

“Ancillary Items” shall mean those items related to the Works and being sold hereunder as listed in Exhibit A to this Agreement.

“Excluded Works” means (a) those software programs developed by Saflink as of the Effective Date that do not contain any part of the Works, and (b) MiValet, except as to that portion thereof also contained in the Works as of the Effective Date, with the understanding that IdentiPHI shall non-exclusively license same back to Saflink as set forth hereinafter.

“Intellectual Property Rights” shall mean patent, copyright, trademark, trade name, service mark, service name, trade secret, or other proprietary right arising or enforceable under any law, rule regulation of the United States or any other state, country or jurisdiction.

“Rights in the Works” means all Intellectual Property Rights incorporated in or utilized by the Works, excluding the Saflink Patents.

“Saflink Patents” means the patents and pending patent applications owned by Saflink as of the Effective Date, and any subsequent continuing applications thereof including divisions, extensions, reissues and reexamined patents based on the foregoing, whether domestic of foreign.

“The ‘806 Patents” means United States Patent No. 6,618,806 of the Saflink Patents, and any continuing applications thereof including divisions, extensions, reissues and reexamined patents based on such patent, and any corresponding foreign patents and patent applications.

“Works” means those software programs described on Exhibit A to this Agreement.

2.	Rights Conveyed.

(a) Assignment of Works. Saflink hereby irrevocably assigns, conveys and transfers to IdentiPHI, all right, title and interest in and to the Works, including all Rights in the Works, the foregoing exclusive of the Excluded Works. This includes the right for IdentiPHI to develop derivative works of the Works with no reservation for, or grant back, to Saflink as regards such derivative works. The foregoing

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notwithstanding, IdentiPHI grants back to Saflink a fully paid up, perpetual, irrevocable, worldwide nonexclusive license in and to that portion of MiValet also contained in the Works as of the Effective Date, including the right for Saflink to develop derivative works thereof with no reservation for, or grant back, to IdentiPHI as regards such derivative works. No right or license is being granted to IdentiPHI by Saflink in the Excluded Works.

(b) Saflink hereby irrevocably assigns, conveys and transfers to IdentiPHI, all right, title and interest in and to the SAFsolution and SAFmodule marks and any registration(s) thereof owned by Saflink as of the Effective Date. Nothing herein shall be deemed to convey any right or interest in any other mark of Saflink, nor create in IdentiPHI any right to challenge any rights or use by Saflink or its successor(s) with respect to any mark containing the term “SAF” or confusingly similar variants thereof.

(c) Saflink hereby grants to IdentiPHI a perpetual, fully paid-up, royalty-free, non-exclusive worldwide license under the Saflink Patents with respect to use by or through IdentiPHI of the Works with respect to their functionality substantially in the form as of the Effective Date. Subject to section 10 of this Agreement, Saflink hereby further grants to IdentiPHI a perpetual, fully-paid up, royalty-free, non-exclusive worldwide license under the ‘806 Patents to produce, distribute, sell, license, modify, improve, and use the Works, both in their current form and as IdentiPHI may modify, improve or make derivative works of same. No right or license is being granted to IdentiPHI under the Saflink Patents except as expressly set forth in this part (c) of this Section 2. Subject to part (a) of this Section 2 related to MiValet, Saflink retains no right to produce, use, license, or sell the Works, except that Saflink may retain an archival copy thereof.

(d) No rights in any Intellectual Property Rights of Saflink are being conveyed to IdentiPHI except and only as expressly recited in other parts of this Section 2.

(e) In consideration of the conveyances under this Section 2, IdentiPHI shall pay to Saflink the payments and deferred purchase payments set forth in Sections 4 and 5 hereof.

(f) Saflink and IdentiPHI agree to execute whatever additional instruments either party may reasonably request to effectuate or evidence the conveyances intended under this Section 2 and Section 3 of this Agreement. The parties agree to perform all acts deemed necessary to permit and assist IdentiPHI, at IdentiPHI’s expense, in perfecting and enforcing its rights in the Works. IdentiPHI acknowledges and agrees that the Works are subject to the Assumed Licenses.

3.	Assignment and Assumption of License Agreements.

Saflink hereby sells, conveys, transfers and assigns to IdentiPHI all of Saflink’s rights and obligations under each End User License Agreement with respect to the Works in force as of the Effective Date (the “Assumed Licenses”). IdentiPHI hereby accepts the foregoing assignment, and hereby assumes and agrees to perform the obligations of Saflink to be performed under, and shall hold Saflink harmless against, the Assumed Licenses. Saflink shall be entitled to retain, and shall not be obligated to compensate IdentiPHI in any way, for license and/or maintenance fees collected under the Assumed Licenses through the Effective Date; thereafter, all future license and/or maintenance fees under the Assumed Licenses will accrue to the benefit of IdentiPHI. Saflink will promptly remit to IdentiPHI any license and/or maintenance fees paid to Saflink in respect of the Assumed Licenses after the Effective Date.

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4.	Payments.

In addition to deferred purchase payments as set out in Section 5 hereof, upon execution of this Agreement, IdentiPHI shall pay to Saflink the sum of Seven Hundred Seventy Eight Thousand Dollars ($778,000), which shall, upon execution of this Agreement, be delivered by wire transfer to a bank account designated by Saflink failing which this Agreement shall terminate and all rights and conveyances shall immediately revert to Saflink.

5.	Deferred Purchase Payments.

(a) For products other than SAFmodule, in addition to the payments as set out in Section 4 hereof, for a period of three (3) years from the Effective Date, IdentiPHI agrees to pay to Saflink a deferred purchase payment on each copy of object or source code based on or including the Works or any portion thereof, including any enhancements thereof, distributed to third parties (including, without limitation, distribution via sale, license or demonstration or evaluation, where there are more than a reasonable number of demonstration and evaluation copies distributed), as follows:

OEM Sales	Non-OEM Sales
20% of gross margin (i.e., gross revenue less amounts paid in respect thereof to partners and resellers)	15% of gross margin (i.e., gross revenue less amounts paid in respect thereof to partners and resellers)

(b) For the SAFmodule product(s), in addition to the payments as set out in Section 4 hereof, for a period of three (3) years from the Effective Date, IdentiPHI agrees to pay to Saflink a deferred purchase payment on each copy of object or source code based on or including the SAFmodule code or any portion thereof, including any enhancements thereof, distributed to third parties (including, without limitation, distribution via sale, license or demonstration or evaluation, where there are more than a reasonable number of demonstration and evaluation copies distributed), 30% of gross margin (i.e., gross revenues less amounts paid in respect thereof to partners and resellers).

(c) For purposes hereof, gross revenue shall include all revenue received by or on behalf of IdentiPHI with respect to any products, or product bundles, which include or are based upon, in whole or in part, the Works.

(d) For demonstration and evaluation copies distributed in excess of a reasonable number, it shall be assumed that IdentiPHI received gross revenue therefor in an amount equal to the amount IdentiPHI would have received in an arms lengths transaction to sell or license same in accordance with IdentiPHI’s then-applicable pricing.

(e) Deferred purchase payments shall be due and payable each calendar quarter, in arrears, within fifteen (15) calendar days of the end of each such calendar quarter. Each such deferred purchase payment shall be accompanied by a report summarizing the number of seat licenses distributed (with associated revenue), cost of sales and resulting gross margin.

6.	[Reserved]

7.	Confidential Information.

“Confidential Information” of a party shall mean (i) any financial terms and conditions of this Agreement; and (ii) any information that may be made known to the receiving party and which the disclosing party has received from others that the disclosing party is obligated to treat as confidential or

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proprietary, in each case, which information shall be marked as confidential. Neither party will use, disseminate or in any way disclose any Confidential Information of the other party to any person, firm or business. Each party shall treat all Confidential Information with the same degree of care as such party accords to its own confidential information but not less than reasonable care. Except as (i) authorized or required by any applicable law, order, rule or regulation of any court, agency or governmental authority, (ii) necessary to enforce or perform under this Agreement, or (iii) necessary to disclose to a prospective acquirer of any rights in the Works or all or substantially all of the business or assets of that party and then only pursuant to an express, written non-disclosure agreement between the party and that potential acquirer, each party shall disclose Confidential Information only to its employees or representatives who have a need to know such information. Each party certifies that each such employee or representative will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such party under this Agreement. Each party shall immediately give notice to the other party of any unauthorized use or disclosure of the other party’s Confidential Information. Each party shall assist the other party in remedying any such unauthorized use or disclosure of the other party’s Confidential Information. Confidential Information shall not include any information that (i) was in the public domain at or subsequent to the time such information was communicated to the receiving party by the disclosing party through no fault of the receiving party; (ii) was rightfully in the receiving party’s possession free of any obligation of confidence at or subsequent to the time such information was communicated to the receiving party by the disclosing party; or (iii) is or was developed by the receiving party’s employees, contractors or agents independently of and without reference to any Confidential Information of the disclosing party. Notwithstanding the foregoing, a disclosure of any Confidential Information by the receiving party (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the receiving party shall provide prompt prior written notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent such disclosure. All Confidential Information shall be the property of the disclosing party and no license or other rights to Confidential Information is granted or implied hereby. Within five (5) days after any request by the disclosing party, the receiving party shall destroy or deliver to the disclosing party, at the disclosing party’s option, all Confidential Information of the disclosing party in the possession of the receiving party. The receiving party will provide the disclosing party, upon request, a written certification of such party’s compliance with the obligations under this Section. The code of the Works and proprietary information exclusively related thereto (expressly excluding the Saflink Patents and any information in the public domain as of the Effective Date or subsequently publicly disclosed by IdentiPHI) shall be deemed to be Confidential Information owned by IdentiPHI and shall be protected by Saflink as provide by this Section 7.

8.	Audit Rights.

IdentiPHI shall keep and maintain, for a period of the longer of four (4) years from the Effective Date or two (2) years after reporting thereon to Saflink pursuant to Section 5.e, accurate books of account and records covering all transactions relating to this Agreement. Upon notice from Saflink, IdentiPHI shall provide Saflink, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as Saflink may from time to time designate in writing (collectively, the “Saflink Auditors”) with access to, at reasonable times, to data and records relating to the royalty payments described in Section 4 hereof for purposes of verifying compliance with this Agreement. IdentiPHI will provide any assistance that the Saflink Auditors may reasonably require with respect to such audits. Saflink and IdentiPHI shall meet to review each audit report promptly and to agree upon an appropriate and effective manner in which to respond to the deficiencies identified and changes recommended by such audit report.

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9.	Warranties.

(a) Authority. Each party hereto represents and warrants that it has full power and authority to make and enter into this Agreement.

(b) Non-Infringement. Saflink represents and warrants that as of the Effective Date, to its knowledge (a) none of the Works infringes, or is currently asserted to infringe, the Intellectual Property Rights of any third party, and (b) there are no claims, pending or threatened, against Saflink with respect to Saflink’s ownership and ability to transfer Rights in the Works. For purposes of this Section 9.b, knowledge of Saflink shall mean, and be limited to, the personal knowledge of Jeffrey Dick, Steven Rishel, or Steven Oyer as of the Effective Date. Except and only as expressly stated above, Saflink makes no representation or warranty that use or distribution of the Works does not infringe the patent rights of any third party, nor that the SAFsolution or SAFmodule marks do not infringe the trademark or similar rights of any third party.

10.	Patent Protection Rights.

(a)	Enforcement of the ‘806 Patents.

1.	Definitions:

a. “Focus Entity” shall mean any entity identified in Exhibit B to this Agreement.

b. “Enforcement Package” shall mean a written agreement between Saflink and IdentiPHI which sets out the terms and conditions under which Saflink may (a) seek to license a Focus Entity under any of the ‘806 Patents, and/or (b) proceed against a Focus Entity for alleged infringement of any of the ‘806 Patents. Such written agreement shall set forth, in addition to any other terms upon which Saflink and IdentiPHI might mutually agree, the following:

i. a Division of expenses, including but not limited to costs and attorneys fees, as between Saflink and IdentiPHI, provided that (a) if the Enforcement Package is to proceed against a Focus Entity at the request of IdentiPHI, and Saflink does not agree to pay any of the expenses, IdentiPHI shall pay all expenses and, (b) if the Enforcement Package is to proceed against a Focus Entity at the request of Saflink, and IdentiPHI does not agree to pay any of the expenses, Saflink shall pay all expenses;

ii. a Division of monetary recoveries, whether by license fees, royalties, damages, or otherwise, as between Saflink and IdentiPHI, provided however that any recovery shall first be applied as against the expenses in respective proportions to the division thereof, and further provided that (a) if the Enforcement Package is to proceed against a Focus Entity at the request of IdentiPHI, and Saflink does not agree to pay any of the expenses, Saflink shall be entitled to 25% of the monetary recoveries after recovery of expenses, and (b) if the Enforcement Package is to proceed against a Focus Entity at the request of Saflink, and

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IdentiPHI does not agree to pay any of the expenses, IdentiPHI shall be entitled to 25% of the monetary recoveries after recovery of expenses;

iii. and in the event the written agreement includes proceeding against a Focus Entity for alleged infringement of any of the ‘806 Patent Rights, the authority of Saflink to grant a license thereunder as part of settlement.

c. “Division” may, except as otherwise provided herein, be in any ratio to which the parties agree from 0/100 to 100/0 or anywhere in between.

d. “Control Period” shall mean the three year period extending between the Effective Date of this Agreement and the third anniversary thereof.

e. “Negotiation Period “ shall mean a period of thirty (30) days after Notice of Intent is received, or such longer period as the parties may mutually agree at the time.

f. “Notice of Intent” shall mean a written notice given by one party to the other of the desire to enter into an Enforcement Agreement as to a Focus Entity.

g. “Proceed against” may include but shall not be limited to litigation.

h. “Opinion of counsel” shall mean a written opinion of a registered patent attorney who has at least fifteen years experience in the practice of patent law and is a partner at a law firm including at least 15 registered patent attorneys regularly engaged in the practice of patent law.

2. During the Control Period, Saflink shall not grant a license to or proceed against a Focus Entity in respect of any of the ‘806 patents without first entering into an Enforcement Package with IdentiPHI. If Saflink desires to license and/or proceed against a Focus Entity under any of the ‘806 Patents during the Control Period, Saflink shall give a Notice of Intent to IdentiPHI setting forth the Focus Entity and the ‘806 Patents to be involved.

3. During the Control Period, IdentiPHI shall have the right to seek an Enforcement Package by which Saflink seeks to license and/or proceeds against a Focus Entity for alleged infringement of any of the ‘806 Patents by giving a Notice of Intent to Saflink setting forth the Focus Entity, the ‘806 Patents to be involved, and information which establishes a reasonable likelihood that the Focus Entity should take a license and/or is infringing (such information to include, by way of example and not limitation, an identification of any product which allegedly infringes, advertising literature therefor, documentation establishing how the product functions or is to be used, and, an opinion of counsel upon which Saflink may rely setting forth a reasoned analysis of the involved patent(s) and product(s) to support the conclusion that the Focus Entity is infringing and a conclusion that a Complaint may be signed and filed in the United States Federal District Courts in conformity with Rule 11 of the Federal Rules of Civil Procedure alleging the infringement noted). IdentiPHI shall not

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have the right to grant licenses under the ‘806 Patent (except and only as expressly permitted by part (c) of Section 2 of this Agreement) nor to proceed against any entity under any of the ‘806 Patents. Nor shall Saflink be required to proceed against any entity under any of the ‘806 Patents, except pursuant to an Enforcement Package. Nothing in this Agreement shall obligate Saflink to enter into an Enforcement Package to proceed against a Focus Entity under any of the ‘806 Patents at the instance of IdentiPHI unless (i) the aforesaid opinion of counsel is provided by IdentiPHI with the Notice of Intent and (ii) either Saflink agrees to proceed or if it does not, Saflink shall obtain an opinion of counsel as to whether Saflink may rely thereon and (a) if the opinion is affirmative, Saflink shall proceed and (b) if the opinion is not affirmative, Saflink shall advise IdentiPHI of the deficiencies and give IdentiPHI an opportunity to obtain an updated opinion to remedy same and Saflink shall either agree to proceed based thereon or obtain thereon a further opinion of counsel as to whether the updated opinion may be relied upon and shall proceed if that opinion is affirmative.

4. Upon receipt of the Notice of Intent, the parties shall negotiate, for a period not longer than the Negotiation Period, in a good faith attempt to come to mutual agreement on the terms of an Enforcement Package. Subject to Section 3, if the parties cannot mutually agree on the terms of an Enforcement Package within the Negotiation Period, either party has the right to submit the matter to arbitration in accordance with the following:

a. The party wishing to establish an Enforcement Package (“the Requesting Party”) shall, not more than fifteen (15) days after the Negotiation Period, give notice to the other party (“the Non-Requesting Party”) in writing of the intent to arbitrate (“Arbitration Notice”) and shall include in such Arbitration Notice:

i. an identification of each term or condition of a potential Enforcement Package which, in the requesting Party’s view, is in dispute or any other matter which in the Requesting Party’s view is an obstacle to the parties entering into an Enforcement Agreement (“Requesting Party Disputed Items”);

ii. for each Requesting Party Disputed Item, a final proposed term or condition or position, and a brief explanation in support thereof; and

iii. the identity of an arbitrator.

b. The Non-Requesting Party shall provide a written response (“Arbitration Response”) to the Requesting Party within fifteen (15) days after receipt of the Arbitration Notice and shall include in such Arbitration Response:

i. as to each Requesting Party Disputed Item, a final proposed term or condition or position and brief explanation in support thereof and a brief counter to the brief explanation provided by the Requesting Party;

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ii. an identification of any other term or condition of a potential Enforcement Package which, in the Non-Requesting Party’s view, is in dispute or any other matter which in the Non-Requesting Party’s views is an obstacle to the parties entering into an Enforcement Agreement (“Non-Requesting Party Disputed Items”);

iii. for each Non-Requesting Party Disputed Item, a final proposed term or condition or position, and a brief explanation in support thereof; and

iv. the identity of an arbitrator.

c. The Requesting Party shall provide a written reply (“Arbitration Reply”) to the Non-Requesting Party within ten (10) days after receipt of the Arbitration Response and shall include in such Arbitration Reply only:

i. as to each Non-Requesting Party Disputed Item, a final proposed term or condition or position and brief explanation in support thereof and a brief counter to the brief explanation provided by the Requesting Party.

d. Each party shall contact their identified arbitrator and engage same to work with the other to select a third arbitrator who shall decide the arbitration, by selecting from the competing Disputed Items of the parties based solely on the Arbitration Notice, Arbitration Response, and Arbitration Reply, provided however, that the third arbitrator shall have no authority to determine whether a Focus Entity is or might likely be infringing, which determination is reserved to the procedure set out in Section 10.a.3 above. The third arbitrator is to be selected within ten (10) days after the deadline for providing the Arbitration Reply, and the third arbitrator shall promptly be provided by the Requesting Party copies of the Arbitration Notice and Arbitration Reply (if any) and by the Non-Requesting Party a copy of the Arbitration Response. The decision of the Arbitrator shall be made within fifteen (15) days of receipt of the foregoing, and shall finally resolve all Disputed Items so that the parties may conclude an Enforcement Package.

e. Each party shall pay the costs and fees, if any, of its arbitrator, and the parties shall split the costs and fees of the third arbitrator, unless the third arbitrator rules otherwise in the decision as in the third arbitrator’s discretion equity so requires.

(b) Third Party Infringements. After the Control Period, if IdentiPHI wishes to have Saflink assert any of the ‘806 patents against a third party, IdentiPHI may approach Saflink to discuss same and a possible Enforcement Package related thereto, but Saflink shall not be obligated to enter into any such Enforcement Package.

(c) Third Party Rights. In the event that either party becomes aware of any claim that the practice of a Saflink Patent by or through IdentiPHI infringes upon the Intellectual Property Rights of any

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third party, it shall notify the other party in writing of such claim, giving such facts as are known. Nothing in this part (c) of this Section 10 shall be deemed to make either party a warrantor, or create any other obligation, to the other in respect of the Patent Rights.

11.	Non-Assertion.

IdentiPHI hereby irrevocably covenants and agrees on behalf of itself and its successors and assigns not to Assert against Saflink any claim that (a) any use of any mark or term containing or limited to SAF, or any confusingly similar variant thereof, other than SAFsolution or SAFmodule (or stylized variations thereof), infringes or otherwise violates any rights of IdentiPHI or any of its Affiliates, including as conveyed by this Agreement, or (b) any products or services developed or distributed by Saflink prior to the Effective Date including or based on the Works and any products or services developed or distributed by Saflink including or based on the Excluded Works, infringes or misappropriates any Intellectual Property Rights of IdentiPHI, any of its Affiliates or any third party. “Assert” means to (i) threaten, file, initiate, maintain or pursue an action, claim, lawsuit, arbitration, inquiry or investigation (an “Action”) before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or part, (ii) maintain a financial interest in any Action; or (iii) prompt, cooperate with or impose an obligation on a third party to threaten, file, initiate, maintain or prosecute an Action.

12.	Disclaimer of Warranties and Limitation of Liability.

(a) Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9, SAFLINK MAKES NO, AND HEREBY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE WORKS, RIGHTS IN THE WORKS, AND THE SAFLINK PATENTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES.

(b) Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTIES IN ANY EVENT, FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, WHETHER DIRECTLY OR INDIRECTLY INCURRED, OR FOR ANY OTHER LOSSES INCURRED OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF REVENUES, BUSINESS INTERRUPTION OR OTHER PECUNIARY LOSS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS. IN ANY EVENT, SAFLINK’S MAXIMUM LIABILITY UNDER THIS AGREEMENT, SHALL BE LIMITED TO THE AMOUNT PAID BY IDENTIPHI UNDER THIS AGREEMENT.

13.	Bankruptcy.

This Agreement is intended to constitute a present and executed sale of the Works and a fully-paid non-exclusive license(s) under the Saflink Patents. However, to the extent that all or any part of this Agreement may be found to be executory within the meaning of the United States Bankruptcy Code (“the Bankruptcy Code”), then, to that extent, this Agreement is intended to be a license of “intellectual property” within the meaning of the Bankruptcy Code, including but not limited to Section 365(n) of the Bankruptcy Code. To the extent that IdentiPHI is found to be a licensee of such rights under this Agreement, IdentiPHI shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the event of the commencement of bankruptcy proceedings by or against Saflink under the Bankruptcy Code, IdentiPHI shall be entitled to retain all of its rights under this Agreement.

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14.	General.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or simultaneous representations, negotiations, and agreements, whether written or oral, and all industry customs or trade practices. Neither party has executed this Agreement by reason of or in reliance on any representations which are not fully stated in this Agreement.

(b) Amendments. This Agreement shall not be amended or otherwise modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Saflink and IdentiPHI by their respective duly authorized representatives.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. The parties consent to the exclusive jurisdiction and venue in the federal courts sitting in King County, Washington unless no federal subject matter jurisdiction exists, in which case each party consents to the exclusive jurisdiction and venue in the Superior Court of King County, Washington. In any action to enforce any right or remedy under this Agreement, or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

(d) Assignment. Either party may assign its rights and obligations, in whole or in part and in any manner, under this Agreement in its discretion. This Agreement shall inure to the benefit of and be binding upon each party and its successors and assigns.

(e) Notices. All notices in connection with this Agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

Saflink:	Saflink Corporation 12413 Willows Road NE, Suite 300 Kirkland, WA 98034-8766 Attention: Jeff Dick, CFO

With a copy to:

Kurt L. Grossman, Esq. Wood, Herron & Evans, L.L.P. 2700 Carew Tower Cincinnati, OH 45202-2917

IdentiPHI:	IdentiPHI LLC 13809 Research Blvd., Suite 275 Austin, TX 78750 Attention: Peter Gilbert, CEO

or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

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(f) No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. No failure by either party to exercise a right under this Agreement or under law shall operate as a waiver thereof. No waiver of any breach of this Agreement shall constitute a waiver of any other breach.

(g) Savings Clause. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SAFLINK CORPORATION	IDENTIPHI, LLC

By	By

Name (Print)	Name (Print)

Title	Title

Date	Date

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